                                                                   Exhibit 10.77


              ___________________________________________________



                           S-BNK #2 INVESTORS, L.P.

                                    Seller



                                    -with-




                             SANTA FE HOTEL, INC.

                                   Purchaser


              ___________________________________________________



                               CONTRACT OF SALE



              ___________________________________________________



                               GOLDFARB & FLEECE
                                345 PARK AVENUE
                           NEW YORK, NEW YORK  10154

                                 TABLE OF CONTENTS
                                 -----------------

SECTION                       TITLE                                      PAGE
-------                       -----                                      ----

  1      Sale of Seller's Interest and Acceptable Title................     1

  2      Purchase Price................................................     2

  3      The Closing...................................................     3

  4      Representations and Warranties of Seller......................     3

  5      Representations and Warranties of Purchaser...................     6

  6      The Loan......................................................     8

  7      Destruction, Damage or Condemnation...........................     8

  8      Conditions Precedent..........................................    10

  9      Seller's Closing Obligations..................................    11

 10      Purchaser's Closing Obligations...............................    12

 11      Apportionments and Other Payments.............................    13

 12      Termination and Remedies......................................    14

 13      Broker........................................................    15

 14      Notices.......................................................    16

 15      Study Period..................................................    16

 16      Cancellation of Contract......................................    19

 17      Miscellaneous.................................................    19

 18      Covenants.....................................................    20

                                    EXHIBITS
                                    --------

                  Schedule 1
               A  Description of Land
               B  Assignment and Assumption of Asset Management
                        Agreement
               C  Form of Tenant Estoppel Certificate
               D  Form of Lender Estoppel Certificate

     CONTRACT dated December 8, 2000, by and between S-BNK#2 INVESTORS, L.P., a Texas limited partnership having an address c/o Cardinal Capital Partners, Inc., 8411 Preston Road, 8th Floor, Dallas, Texas 75225-5520 (the "Seller") and SANTA FE HOTEL INC., a Nevada corporation having an address of 4336 Losee Road, Suite 9, North Las Vegas, Nevada 89030 ("Purchaser").

     Seller and Purchaser hereby covenant and agree as follows:

Section 1.   Sale of Seller's Interest and Acceptable Title
             ----------------------------------------------

     (S)l.01. Seller shall sell to Purchaser and Purchaser shall purchase from Seller, at the price and upon the terms and conditions set forth in this Contract, Seller's right, title and interest as the sole member of S-BNK Dorchester Operations LLC, a Delaware limited liability company, (the "LLC") which LLC holds title to items (a) through (f) below (the foregoing interest in the LLC is hereinafter referred to as "Seller's Interest"): (a) the parcel of real property located at 2 Morrissey Boulevard, Dorchester, Suffolk County, Massachusetts 02125, more fully described on Exhibit A, attached to and made a
                                             ---------
part of this Contract (the "Land"); (b) all buildings and improvements situated on the Land, including, without limitation, all fixtures (collectively referred to as the "Building"); (c) all right, title and interest, if any, in and to the land lying in the bed of any street or highway in front of or adjoining the Land to the center line thereof and to any unpaid award for any taking thereof by condemnation, or any damage to the Land by reason of a change of grade of any street or highway; (d) the appurtenances and all the estate and rights in and to the Land and the Building including, without limitation, all easements and other title matters benefitting the Land and Building; (e) all tangible personal property, if any, located on or about or used in connection with the Land and Building and owned by the LLC or in which the LLC has an interest, including, but not limited to, fixtures, furniture, furnishings, tools, machinery, appliances and other apparatus and equipment, machinery and/or equipment (collectively, the "Personal Property"); (f) all of LLC's right, title, claim, interest and estate in, to and under (i) any and all intangible personal property which relates to and is used in connection with the Land or the Building or Personal

Property with respect thereto; (ii) any and all warranties and guarantees relating to the construction, acquisition, ownership, operation or functioning of all or any portion of the Property (including without limitation all third party guarantees and warranties, express or implied); (iii) any and all other property, rights in or to property, general intangibles and contractual rights which LLC may have which are necessary in connection with, or otherwise affect or relate directly to, the acquisition, development, improvement, holding, use, operation, maintenance, leasing or sale of the Land or the Building or Personal Property with respect thereto (collectively, the "Intangible Property");
and (g) the Lease (the "Lease") between Sovereign Bank, as tenant ("Tenant"), and the LLC, as landlord, dated as of June 30, 2000 with respect to the Property (hereinafter defined), as amended by Letter Agreement between the LLC and Tenant dated as of September 11, 2000. The Land, Building and other items referred to in (c) through (f) above are collectively referred to as the "Property".

     (S)1.02. Seller shall remove the Independent Manager and the Manager (as such terms are defined in the Limited Liability Company Agreement of the LLC (the "Limited Liability Company Agreement") prior to Closing and appoint entities or individuals requested by Purchaser and approved by Lender (hereinafter defined) as Independent Manager and Manager and shall provide Purchaser with evidence reasonably satisfactory to Purchaser of such removal and appointment.

     (S)1.03. Seller shall convey all of Seller's Interest as hereinbefore defined, and Purchaser shall accept such Seller's Interest in accordance with the terms of this Contract.

Section 2.  Purchase Price
            --------------

     (S) 2.01. The purchase price ("Purchase Price") to be paid by Purchaser to Seller for the Seller's interest in the LLC is the aggregate of (a), (b) and (c) below:

     (a) Two Hundred Fifty Thousand and 00/100 ($250,000.00) Dollars (the "Downpayment") within one (1) business day following the execution and delivery of this Contract by Purchaser and Seller, by check, subject to collection or by wire transfer, to the order of Republic Title of Texas, Inc. ("Escrow Agent"), who shall deposit the Downpayment in an interest bearing account subject to immediate withdrawal, and disburse the proceeds of said check in accordance with the provisions of this Contract. If the escrow closes as provided herein, the Downpayment (together with all interest earned thereon) shall be credited against the aggregate Purchase Price payable by Purchaser hereunder. If the Closing fails to occur for any reason other than a default by Purchaser hereunder, the Downpayment (together with all interest earned thereon) shall be returned to Purchaser by Escrow Agent. If the Closing fails to occur as a result of a default by Purchaser hereunder, the Downpayment (together with all interest earned thereon) shall be paid to Seller as liquidated damages as provided in Section 12.02 below.


     (b) Five Million Seven Hundred Thirteen Thousand Two Hundred Sixty-Three and 00/100 ($5,713,263.00) DOLLARS payable at the Closing (hereinafter defined) by immediately available federal funds transferred to the Escrow Agent, for disbursement to Seller in accordance with Seller's wire instructions to Escrow Agent.

     (c) Seventy-Six Million, Nine Hundred Forty-Five Thousand, Three Hundred Twenty-Six and 00/100 ($76,945,326.00) DOLLARS representing the aggregate original balance of the A-1 and A-2 Secured Notes (collectively, the "Notes") issued by the LLC, which Notes are secured by the Mortgage and Assignment of Leases and Rents (as defined in the Indenture) (hereinafter defined) and delivered to First Security Bank, National Association, as Indenture Trustee (the "Lender") pursuant to the terms of the Indenture (the "Indenture"), dated as of June 30, 2000 between the LLC, as Issuer and the Lender, as Indenture Trustee. The Notes as secured are hereafter referred to as the "Loan".

Section 3.  The Closing
            -----------

     (S)3.01 Except as otherwise provided in this Contract, the closing pursuant to this Contract ("Closing") shall occur on or before the later of (i) five (5) business days after the expiration of the Study Period (as hereinafter defined), or (ii) seven (7) days after the Rating Agencies (as such term is defined in the Indenture) have provided the confirmation, if any, required under
Section 5.04(c)(iv)(Q) of the Indenture in connection with the transfer of Seller's Interest to Purchaser (the "Rating Agency Confirmation") (the actual date of the Closing being hereinafter referred to as the "Closing Date"). In the event that the Closing Date does not occur on or before February 28, 2001, either Seller or Purchaser may terminate this Contract by giving the other party written notice thereof. In such event, this Contract shall be deemed terminated upon the recipient's receipt of such written notice, the Downpayment (with all interest thereon) shall be returned to Purchaser, and neither party shall then have any rights or obligations hereunder except for such rights or obligations that explicitly survive termination hereof. The Closing shall take place in escrow with the offices of Escrow Agent or as otherwise agreed upon by the parties.

Section 4.  Representations and Warranties of Seller
            ----------------------------------------

     Reference to "Seller's Knowledge" in this Section 4 shall mean the actual knowledge of Seller without any duty of investigation on the part of Seller, provided however, Seller shall be deemed to have knowledge of information contained in Seller's or the LLC's files with respect to the LLC or the Property.

     Seller warrants and represents to Purchaser as follows:

     (S)4.01. Seller's Interest (in contradistinction to the Property) is free and clear of all liens, charges and other encumbrances.

     (S)4.02. To Seller's Knowledge, there are no public plans or proposals for changes in road grade, access or other improvements which would affect the Property or result in any general or specific assessment against it.

     (S)4.03. No condemnation proceedings, eminent domain proceedings or similar actions or proceedings are now pending or, to Seller's Knowledge, threatened against the Property.

     (S)4.04. (a) Neither Seller nor the LLC is a party to any litigation, arbitration or administrative proceeding (i) with any past tenant or present tenant of the Property, (ii) with any person or entity having or claiming any interest in Seller's Interest or the Property, or (iii) which affects or questions Seller's Interest or Seller's ability to perform its obligations under this Contract.

                 (b) There is no presently pending litigation, arbitration, governmental investigation or administrative proceeding against Seller or the LLC, and to Seller's Knowledge, no litigation, arbitration or administrative proceeding has been threatened against Seller or the LLC, in either case, affecting or questioning Seller's Interest, the LLC or the LLC's title to the Property, or the use of the Property or any part thereof, or the validity or enforceability of the Lease.

                 (c) The LLC is not a party to any litigation, arbitration or administrative proceeding.


     (S)4.05. Seller shall promptly notify Purchaser in writing of any change which Seller becomes aware of in any condition with respect to the Property or the Lease or of any event or circumstance which makes any representation or warranty of Seller under this Contract untrue or misleading, or any covenant of Purchaser under this Contract incapable or less likely of being performed, it being understood that the Seller's obligation to provide notice to Purchaser shall in no way relieve Seller of any liability for a breach by Seller of any of its representations, warranties or covenants under this Contract as provided herein.

     (S)4.06. The Lease is in full force and effect without any Notice of Default (as defined in the Lease) having been given or received by the LLC which remains uncured. To Seller's

Knowledge, there exists no breach or default by either Seller or Tenant under the Lease. Except as listed on Schedule 1, there are no understandings, oral or
                               ----------
written, between the parties to the Lease which in any manner vary the obligations or rights of either party to the Lease. Seller has not entered into and is not bound by any leases, licenses or other agreements affecting the occupancy of the Property except for the Lease.

     (S)4.07. The LLC has not received any notice from the holder of the Loan asserting that an Event of Default (as defined in the Indenture) exists under the Loan and no such notice shall have been received and remain uncured on the Closing Date.

     (S)4.08.  The LLC has no assets or liabilities other than as set forth on
Schedule 1.
----------

     (S)4.09. Seller has delivered to Purchaser true and correct originals (or copies when originals were unavailable) of all written agreements, instruments and undertakings entered into by the LLC or any Manager of the LLC on its behalf. In addition, Seller, the LLC or any Manager of the LLC has not entered into any oral agreements with respect to the Property, the LLC or the Seller's Interest.

     (S)4.10. Seller is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Texas and has the power and authority to own the Seller's Interest and enter into, and consummate the transactions contemplated by, this Contract. The LLC is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has the power and authority to own the Property. The LLC is qualified to do business and is in good standing in the Commonwealth of Massachusetts. Since inception, the sole business of the LLC is, and has been, ownership, leasing and financing of the Property. A copy of the Limited Liability Company Agreement and Certificate of Formation of the LLC has been delivered to Purchaser, and each is complete and correct. Other than any minutes or written consents of or on behalf of the LLC, there are no other agreements or documents that govern the LLC. Seller has delivered to Purchaser a complete and correct copy of all minutes and written consents or other actions by the members, Manager and Independent Manager with respect to the LLC and all such consents and actions are in full force and effect and have not been revoked.

     (S)4.11. Seller has the legal capacity to execute and deliver this Contract and to perform its obligations hereunder. This Contract has been duly authorized, executed and delivered by, and constitutes the legal, valid and binding obligation of, Seller, enforceable against Seller in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditor's rights and principles of equity. Subject to satisfaction of the requirements of the Indenture, Seller has, and at the Closing will have, the right, power and authority to sell, transfer and convey and deliver to Purchaser, in accordance with the terms of this Contract, good and valid title to the Seller's Interest, free and clear of all claims, charges or encumbrances (the "Encumbrances").

     (S)4.12. (a) At all times prior to the effective date of this Contract and through the Closing, Seller has owned, and will continue to own, 100% of the membership interests of the LLC free and clear of any restrictions on transfer (other than any restrictions under federal and state securities laws and other restrictions contained in the Loan and the Lease), income or other tax liens, security interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands; and neither Seller nor the LLC are parties to any option, warrant, purchase right, or other contract or commitment that could require Seller or the LLC to sell, transfer, or otherwise dispose of any membership interests of the LLC (other than this Contract). Prior to the effective date of this Contract and through the Closing, Seller is the only person or entity entitled to share in the LLC's profits, losses, distributions, and Tax (as defined below) benefits. The Seller's Interest was issued in compliance with an exemption or exemptions from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended, and from the registration and qualification requirements of all applicable state securities laws.

     (b) The LLC has no ownership interest in any other entity.

     (S)4.13. None of the execution and delivery of this Contract by Seller, the consummation by Seller of the transactions contemplated hereby or the compliance with or fulfillment of the terms, conditions or provisions hereof or thereof by Seller will:

          (a) conflict with, or result in a breach of, any provision of the limited partnership agreement of Seller, the Limited Liability Company Agreement of the LLC or any other governing document applicable to Seller or the LLC;

          (b) conflict with, violate, result in a breach or termination of, constitute a default or an event of default (or an event that would or is likely, with the passage of time or the giving of notice or both, to constitute a default or event of default) under any of the terms of, result in the termination of, result in the loss of any right under, or give to any other person the right to cause such a termination of or loss under, any contract, agreement or instrument to which Seller or the LLC is a party or by which any of their respective assets are or may be bound or affected;

          (c) violate any applicable federal, state, municipal, local or foreign statute, law, ordinance, rule, regulation, judgment or order of any kind or nature whatsoever, including any judgment or order of any Governmental Body (a "Law"), or violate any judgment or order of any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency or instrumentality thereof (a "Governmental Body"), court or arbitrator to which Seller or the LLC is subject; or
          (d) result in the creation or imposition of any Encumbrance upon any of the Seller's Interest or the assets of the LLC, or give to any other person any interest or right therein.

     (S)4.14. No consent, approval or authorization of, or registration or filing with, any person is required in connection with the execution and delivery by Seller of this Contract or in connection with the consummation by Seller of the transactions contemplated hereby, other than (i) the Rating Agency Confirmation, (ii) the consent of Lender pursuant to the Indenture, (iii) notification of Tenant pursuant to the Lease.

     (S)4.15. (a) Seller has delivered to Purchaser true, correct and complete copies of (i) internally prepared balance sheets of the LLC as of September 30, 2000 (the "Latest Balance Sheet") and the related statements of income of the LLC for the period ended September 30, 2000 (such financial statements being collectively referred to as the "Financial Statements"). The Financial Statements (x) are accurate, correct and complete in all material respects and are in accordance with the books of account and records of the LLC; (y) have been prepared in accordance with basis of accounting used for federal income tax reporting; and (z) fairly present in all material respects the financial condition, assets and liabilities, results of operations and cash flows of the LLC, respectively, at the dates and for the relevant periods indicated. There has been no change in accounting principles or policies during the periods covered by the Financial Statements. The LLC is not a party to any arrangement that accelerates the receipt of income to one accounting period from a later accounting period.

          (b) The books of account and related records of the LLC, if any, reflect accurately and in reasonable and customary detail the assets, liabilities, revenues, expenses and other transactions of the LLC, have been maintained in accordance with good business practice and all Laws and other requirements applicable to its business and operations and accurately reflect in all material respects the financial condition and results of operations for such periods. The minute books of the LLC made available to Purchaser contain complete and accurate records of all meetings, if any, and accurately reflect all other action of the members and/or Manager and/or Independent Manager on behalf of the LLC.

     (S)4.16. The LLC has no debts, liabilities and obligations of any nature or kind whatsoever, whether due or to become due, accrued, fixed, absolute, matured, determined, determinable or contingent, whether or not incurred directly by the LLC or by any predecessor of the LLC, and whether or not arising out of any act, omission, transaction, circumstance, sale of goods or service or otherwise (a "Liability"), except: (i) those reflected or reserved against on the Latest Balance Sheet in the amounts shown therein; and (ii) those not required, under GAAP, to be reflected or reserved against on the Latest Balance Sheet and disclosed and expressly quantified or estimated in good faith on Seller's Disclosure Schedule.

     (S)4.17. (a) The LLC has elected to be disregarded as an entity separate from Seller within the meaning of Treasury Regulation Section 301.7701-3. The LLC is treated in the same manner as a division of Seller within the meaning of Treasury Regulation section 301.7701-2(a), and, as such, Seller reports the LLC's taxable income or loss directly on Seller's Tax Returns (as defined below). At no time has the LLC elected to be taxed, nor has it been subject to tax, as a corporation for federal or state income tax purposes.

          (b) To the extent required, Seller has filed all Tax Returns (as hereinafter defined) that it and the LLC were required to file. All such Tax Returns, if any, were correct and complete in all respects. All Taxes owed by Seller and LLC (whether or not shown on any Tax Return) have been paid.

          (c) No Governmental Body or court or arbitrator has assessed any additional Taxes with respect to the LLC for any period for which Tax Returns have been filed, and neither Seller nor the LLC has any reason to believe that a governmental authority will assess any additional Taxes related to the LLC for any period for which Seller has filed Tax Returns reflecting Seller's ownership of the LLC. There is no dispute or claim concerning any Tax Liability of the LLC either (i) claimed or raised by any governmental authority in writing or
(ii) as to which the LLC or Seller has knowledge based upon personal contact with any Governmental Body or court or arbitrator. No claim has ever been made by any Governmental Body or court or arbitrator in a jurisdiction where the LLC does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

          (d) Neither the LLC nor Seller on behalf of the LLC has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. The LLC currently is not the beneficiary of any extension of time within which to file any Tax Return.

          (e) The LLC has not made, and is not obligated to make, nor is it a party to any agreement that would under any circumstances obligate it to make, any payments that will not be deductible under Internal Revenue Code Section 162(m) or Section 280G.

          (f) The LLC has not taken any positions on the Tax Returns filed by the LLC or by Seller on behalf of the LLC that could give rise to a substantial understatement of federal taxable income or federal income Tax within the meaning of Internal Revenue Code
Section 6662.

          (g) The LLC is not a party to any Tax allocation or sharing agreement with Seller or any other person or entity (it being acknowledged that Seller reports the LLC's taxable income or loss on Seller's Tax Returns, but the LLC does not have any liability to Seller or any other person or entity for the payment of Taxes associated with the reporting of such taxable income or loss).

          (h) To the extent applicable or required, the LLC has paid or remitted to the proper governmental authority (i) all employment Taxes (including, without limitation, all employee withholding of income Taxes, social security Taxes, unemployment Taxes and disability Taxes), and (ii) all Taxes withheld at source in connection with payments made to persons or entities that are subject to the withholding of Taxes, including, without limitation, payments made to persons or entities who are not U.S. citizens or residents.

          (i) For federal and state income Tax purposes (if required), Seller will report the sale of the Seller's Interest to Purchaser as a taxable sale of the underlying assets owned by the LLC.

          (j) No asset of the LLC (a) is tax-exempt use property under Internal Revenue Code Section 168(h), (b) is property treated as owned by another person pursuant to the safe harbor lease provisions of former Internal Revenue Code
Section 168(f)(8), or (c) has been financed directly or indirectly from the proceeds of tax-exempt state or local government obligations.

          (k) The LLC has not (a) entered into any closing agreement or similar agreement that affects any Taxes for any taxable year ending after the Closing Date, (b) agreed to or been required to make any adjustment by reason of a change in accounting methods that affects any taxable year ending after the Closing Date, or (c) requested any changes in accounting methods that affect any taxable year ending after the Closing Date.

          (l) Neither the LLC nor Seller is a foreign person within the meaning of Internal Revenue Code Section 1445.

          (m) The LLC has not or has not had a permanent establishment or engaged in a trade or business in a country other than the United States.

     As used herein, the following terms shall have the following meanings:

          "Tax" or "Taxes" means any tax, levy, customs duty, impost, fee, or other assessment, including without limitation all net income, gross income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, estimated, severance, stamp, occupation, property or similar charge of any kind whatsoever, including any interest or penalty thereon or addition thereto, whether disputed or not, imposed by any Governmental Body or court, whether U.S. federal, state, county, local or foreign, and including any liability for the payment of any amounts described above as a result of being a "Transferee" as defined in Section 6901 of the Code.

          "Tax Return" shall mean any return, declaration, report, estimate, claim for refund or informational return or statement relating to any Tax, including any schedule or attachment thereto, and including any amendment thereof.

     (S)4.18. To Seller's Knowledge, all insurance required to be carried by the Tenant pursuant to the Lease is in full force and effect and shall be in effect at Closing. Except as provided under the Lease, the LLC is not an insured under any insurance policy.

     (S)4.19. The LLC has no employees and at all times since its formation, the LLC has had no employees.

     (S)4.20. The LLC has conducted its business in all material respects in compliance with all applicable Laws of, and agreements with, any Governmental Body, court or arbitrator, and the LLC is in compliance in all material respects with all applicable Laws applicable to the LLC, in contradistinction to the operation of the Property, which is the responsibility of the Tenant under the Lease. Except as disclosed in writing to Purchaser, the LLC has not received any written notice of any material defect in connection with the Property or its operation.

          (b) The LLC is not subject to any judgment, order, writ, decree, consent decree, or agreement with, any agency of any government or court, whether federal, state, municipal or local and whether at law or in equity.

     (S)4.21 The LLC has not received any written notice that any material permits, certificates, licenses, franchises, privileges, approvals, registrations and authorizations required under any applicable Law and affecting the ownership and operation of the Property, have been violated or are no longer in full force and effect.

     (S)4.22. To Seller's Knowledge, all real property taxes and all of the LLC's personal property taxes relating to the Property, excepting those for the current tax year which are not yet overdue (i.e., which are still payable without interest or penalty), have been paid in full. To Seller's Knowledge, there is no existing or proposed assessment that has or may become a lien on the Property. All bills and claims for labor performed and materials furnished to or for the benefit of the Property currently due and contracted for by the LLC or any manager of the LLC have been paid in full, and there are no mechanic's or materialmen's liens (whether or not perfected) on or affecting the Property as a result of labor performed or materials furnished and contracted for by the LLC.

     (S)4.23. To Seller's Knowledge, except as otherwise disclosed in the environmental reports delivered to Purchaser during the Study Period (the "Environmental Reports"), no Hazardous Materials are presently constructed, deposited, stored, or otherwise located on, under, in or about the Property except in all cases in material compliance with Environmental Requirements and only in the course of legitimate business operations at the Property (which shall not include any business primarily or substantially devoted to the handling, manufacture, treatment, storage, use, generation, release, discharge, refining, dumping or disposal of Hazardous Materials); (iv) to Seller's Knowledge, except as otherwise disclosed in the Environmental Reports no Hazardous Materials have migrated from the Property upon or beneath other properties; and (v) to Seller's Knowledge, except as otherwise disclosed in the

Environmental Reports no Hazardous Materials have migrated or threaten to migrate from other properties upon, about or beneath the Property.

As used herein, the following terms shall have the following meanings:

     "Environmental Requirements" means all applicable present statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, plans, authorizations, concessions, franchises and similar items, of all governmental agencies, departments, commissions, boards, bureaus or instrumentalities of the United States, states and political subdivisions thereof and all applicable judicial and administrative and regulatory decrees, judgments and orders relating to the protection of human health or the environment, including, without limitation: (i) all requirements, including but not limited to those pertaining to reporting, licensing, permitting, investigation and remediation of emissions, discharges, releases or threatened releases of "Hazardous Materials," chemical substances, pollutants, contaminants or hazardous or toxic substances, materials or wastes whether solid, liquid or gaseous in nature, into the air, surface water, ground water or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of chemical substances, pollutants, contaminants or hazardous or toxic substances, materials, or wastes, whether solid, liquid or gaseous in nature; and (ii) all requirements pertaining to the protection of the health and safety of employees or the public.

     "Hazardous Materials" means (i) any flammable, explosive or radioactive materials, hazardous wastes, toxic substances or related materials including, without limitation, substances defined as "hazardous substances," "hazardous materials," "toxic substances" or "solid waste" in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Sec. 9601, et seq.; the Hazardous Materials Transportation Act, 49 U.S.C.
                  -- ---
Section 1801, et seq.; the Toxic Substances Control Act, 15 U.S.C., Section 2601
              -- ---
et seq.; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section
-- ---
6901 et seq.; and in the regulations adopted and publications promulgated
     -- ---
pursuant to said laws; (ii) those substances listed in the United States Department of Transportation Table (49 C.F.R. 172.101 and amendments thereto) or by the Environmental Protection Agency (or any successor agency) as hazardous substances (40 C.F.R. Part 302 and amendments thereto); (iii) those substances defined as "hazardous wastes," "hazardous substances" or "toxic substances" in any similar federal, state or local laws or in the regulations adopted and publications promulgated pursuant to any of the foregoing laws or which otherwise are regulated by any governmental authority, agency, department, commission, board or instrumentality of the United States of America, the Commonwealth of Massachusetts or any political subdivision thereof, (iv) any pollutant or contaminant or hazardous, dangerous or toxic chemicals, materials, or substances within the meaning of any other applicable federal, state, or local law, regulation, ordinance, or requirement (including consent decrees and administrative orders) relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material, all as amended; (v) petroleum or any by-products thereof; (vi) any radioactive material, including any source, special nuclear or by-product material as defined at 42 U.S.C. Sections 2011 et seq., as amended, and in the regulations
                                   -- ---
adopted and publications promulgated pursuant to said law; (vii) asbestos in any form or condition; and (viii) polychlorinated biphenyls.

     (S)4.24 Except as set forth in the Lease, neither the Seller nor the LLC has granted any options to purchase, rights of first offer, rights of first refusal or other rights in favor of any party to acquire the Property or any portion thereof or interest therein.

     (S)4.25 Neither Seller, the LLC, nor, to Seller's Knowledge, any other party has given or received any written notice of default under the Asset Management Agreement. Neither Seller nor the LLC has received any written notice of default by any party to a contract or agreement affecting the Property.

Section 5.  Representations and Warranties of Purchaser
            -------------------------------------------

          Purchaser warrants and represents to Seller that as of the date hereof:

     (S)5.01. Purchaser is a corporation duly formed, validly existing and in good standing under the laws of the State of Nevada. Purchaser has the corporate power and authority to own or lease its properties, carry on its business, enter into this Contract, and perform its obligations hereunder.

     (S)5.02. Purchaser has the legal capacity to execute and deliver this Contract and to perform its obligations hereunder. This Contract has been duly authorized, executed and delivered by, and constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditor's rights and principles of equity. All actions contemplated by this Contract have been duly authorized by all necessary corporate proceedings by Purchaser.

     (S)5.03. Neither the execution and delivery by Purchaser of this Contract, the consummation by Purchaser of the transactions contemplated hereby nor the compliance with or fulfillment of the terms, conditions or provisions hereof by Purchaser will (i) contravene any provision of the articles or certificate of incorporation or bylaws of Purchaser, or (ii) violate any Law or any judgment or order of any Governmental Body, court or arbitrator, to which Purchaser is subject or by which any of the assets of Purchaser may be bound or affected. No consent, approval or authorization of, or registration or filing with, any person is required in connection with the execution or delivery by Purchaser of this Contract or the consummation by Purchaser of the transactions contemplated hereby.

     (S)5.04. Purchaser acknowledges that it has read the Lease and represents and warrants that it is not now nor will it be at the Closing Date (i) a bank, thrift or savings institution which has a market share (based on deposits) within the top five (5) market shares in any market area in which Tenant operates a bank branch or (ii) an Affiliate (as defined in the Lease) (other than an insurance company affiliate) of any such bank, thrift or savings institution. For purposes hereof, market area shall be deemed to be a 25 mile radius from any bank branch operated by Tenant.

Section 6.  The Loan and the Rating Agencies
            --------------------------------

           (S)6.01. Purchaser acknowledges that the LLC is obligated in respect of the Loan, that the Property is security for such obligations, and that the LLC will continue to be liable and the Property will continue to be security for such obligations notwithstanding the sale of the Seller's Interest to Purchaser pursuant to the terms of this Contract. Purchaser agrees to promptly provide and/or execute such financial and other information and documents as are required pursuant to the Indenture and/or as reasonably required by the Rating Agencies in connection with the transfer of Seller's Interest to Purchaser. Seller agrees to cooperate with Purchaser in obtaining the Rating Agency Confirmation

Section 7. Destruction, Damage or Condemnation
           -----------------------------------

           (S)7.01. If, prior to the Closing Date, the improvements on the Property are destroyed or damaged by fire, other casualty or any act or occurrence, Seller shall promptly notify Purchaser of same, and the Closing shall proceed with no abatement of the Purchase Price, provided, however, in the event that the damage is such that the cost of repair exceeds the sum of $1,000,000.00, then Purchaser shall have the right, at its option, to terminate this Contract by giving notice to Seller within fifteen (15) days following Purchaser's receipt of such notice from Seller and the Closing Date shall be extended as necessary. If this Contract is so terminated, the parties shall be released from all further obligations hereunder, other than those obligations which are expressly stated herein as surviving termination of the Contract, and the Downpayment (with all interest earned thereon) shall be returned to Purchaser. If Purchaser does not terminate this Contract, the Closing shall proceed as scheduled with no abatement of the Purchase Price, and all insurance proceeds shall be disbursed in accordance with the Lease, to be applied to the cost of restoration.

           (S)7.02. If, after the date of execution of this Contract, any authority having the right of condemnation or eminent domain shall commence negotiations with Seller or the LLC or shall commence legal action against Seller or the LLC for the damaging, taking or acquiring of all or any part of the Property, either temporarily or permanently, by condemnation or by exercise of the right of eminent domain, Seller shall immediately give notice of the same to

Purchaser. Upon the occurrence of any of those events, Purchaser shall have the right, at its option, either (1) to terminate this Contract by giving notice to Seller on or before the later of the Closing Date, or no later than fifteen (15) days after Purchaser has received notice from Seller and the Closing Date shall be extended as necessary, if Purchaser so terminates this Contract, the parties shall be released from all further obligations hereunder, other than those obligations which are expressly stated herein as surviving termination of the Contract, and the Downpayment (with all interest earned thereon) shall be returned to Purchaser, or (2) take title subject to said condemnation. If Purchaser elects (2) above, the Purchase Price shall be reduced by the total of any awards, settlement proceeds, or other proceeds received by the Seller at or prior to the Closing Date with respect to any damaging, taking or acquisition (and, if the aggregate award exceeds the Purchase Price, the excess shall inure to Purchaser, and be paid to Purchaser at the Closing). At the time of the Closing Date, Seller shall assign to Purchaser all rights of Seller in and to any awards, settlement proceeds or other proceeds payable by reason of any such damaging, taking or acquiring. In the event of any negotiations with any authority regarding the payment of any awards or other sums or regarding any settlement on account of any damaging, taking or acquiring through condemnation or eminent domain, Seller will inform Purchaser of all such negotiations of which Seller has notice and will permit Purchaser to take part therein.

Section 8.  Conditions Precedent
            --------------------

            (S)8.01. Purchaser's obligation to consummate this transaction pursuant to the terms of this Contract is subject to and conditioned upon the following:

            (a) Each of the representations and warranties made by Seller in this Contract being true and complete in all material respects on the Closing Date as if made on and as of such date. Purchaser agrees, however, that such representations and warranties shall only survive the Closing Date for a period of one (1) year; provided however, that in the event Purchaser interposes a written claim in good faith against Seller with respect to any representation or warranty prior to the date which is one (1) year after the Closing Date and proceeds to promptly enforce and adjudicate such claim, then such representation or warranty shall survive without limitation as to such written claim. Seller agrees to indemnify, defend, protect and hold Purchaser harmless from and against any losses, claims, damages, costs and expenses (including reasonable attorneys' fees) incurred by Purchaser arising out of or relating to any breach by Seller of the representations and warranties of Seller set forth in this Contract. The indemnification of Purchaser by Seller shall survive the closing of the transactions contemplated hereby. The limitation contained in this Section 8.01(a) as to the survival of the representations and warranties of Seller shall not apply to the representations and warranties made by Seller in Sections 4.15, 4.16 and 4.17 of this Contract, and any other representation and warranty which are proven to be fraudulent when made, all of which shall survive the Closing Date for the applicable statute of limitations.

          (b) Seller shall have performed all obligations which it is required to perform pursuant to the provisions of this Contract, including, without limitation, the performance of its obligations under Section 9 hereof.

          (c) The Seller having delivered all documents required by the Indenture to be delivered by Seller in connection with the transfer of Seller's Interest.

          (d) The Lender shall have determined that Section 5.04 of the Indenture has been complied with in connection with the sale of the Seller's Interest pursuant to this Contract, and the Rating Agency(ies) shall have delivered the Rating Agency Confirmation, to the extent required pursuant to Section 5.04(c)(iv)(Q) of the Indenture.

          (e) At no time on or before the Closing Date shall any of the following have been done by, against or with respect to the LLC, Seller or any general partner in Seller: (i) the commencement of a case under Title 11 of the U.S. Bankruptcy Code, as now constituted or hereafter amended, or under any applicable Federal or state bankruptcy law or similar law; (ii) the appointment of a trustee or receiver of any property interest;

     (iii) an assignment for the benefit of creditors; (iv) an attachment, execution or other judicial seizure of a substantial property interest; (v) the taking of, failure to take, or submission to any action indicating an inability to meet its financial obligations as they accrue; or (vi) a dissolution or liquidation.

          (f) Purchaser having received an Estoppel Certificate executed by the Tenant substantially in the form annexed hereto as Exhibit C.
                                                        ---------

          (g) Purchaser having received an Estoppel Certificate executed by the Lender substantially in the form annexed hereto as Exhibit D.
                                                        ---------


          (S)8.02. Seller's obligation to consummate this transaction pursuant to the terms of this Contract is subject to and conditioned upon the following:

          (a) Each of the representations and warranties made by Purchaser in this Contract being true and complete in all material respects on the Closing Date as if made on and as of such date. Seller agrees, however, that such representations and warranties shall only survive the Closing Date for a period of one (1) year; provided however, that in the event Seller interposes a written claim in good faith against Purchaser with respect to any representation or warranty prior to the date which is one
     (1) year after the Closing Date and proceeds to promptly enforce and adjudicate such claim, then such representation or warranty shall survive without limitation as to such written claim. Purchaser agrees to indemnify, defend, protect and hold Seller harmless from and against any losses, claims, damages, costs and expenses (including reasonable attorneys' fees) incurred by Seller arising out of or relating to any breach by Purchaser of the representations and warranties of Purchaser set forth in this Contract. The indemnification of Seller by Purchaser shall survive the closing of the transactions contemplated hereby.

            (b) Purchaser shall have performed all obligations which it is required to perform pursuant to the provisions of this Contract, including, without limitation, the performance of its obligations under Section 10 hereof.

            (c) The Purchaser having delivered all documents required by the Indenture to be delivered by Purchaser in connection with the transfer of Seller's Interest.

            (d) The Lender shall have determined that Section 5.04 of the Indenture has been complied with in connection with the sale of the Seller's Interest pursuant to this Contract, and the Rating Agency(ies) shall have delivered the Rating Agency Confirmation, to the extent required pursuant to Section 5.04(c)(iv)(Q) of the Indenture.

Section 9.  Seller's Closing Obligations
            ----------------------------

            Seller shall deliver the following on or before the Closing Date:

            (S)9.01. Four (4) originals of the Assignment and Assumption of Interest Agreement in the form required by the Indenture, executed by Seller.

            (S)9.02.  An original Asset Management Agreement.

            (S)9.03. Four (4) originals of the Assignment and Assumption of Asset Management Agreement, executed by Seller and the Manager, in the form set forth in Exhibit B annexed hereto.
         ---------

            (S)9.04.  An original Limited Liability Company Agreement.

            (S)9.06.  Notice to Tenant in the form required by the Indenture.

            (S)9.07.  Resignation of Independent Manager.

            (S)9.08.  Resignation of Manager.

            (S)9.09.  Certified resolution of Seller approving the transaction.

            (S)9.10. An original of the Lease, a form of which has heretofore been delivered to Purchaser.

            (S)9.11.  A duly executed closing statement.

             (S)9.12. The original of the fee title insurance policy (or the irrevocable commitment by Lawyers Title Insurance Corporation (the "Title Company") to issue the same) in favor of the LLC (the "Title Policy"), photocopies of which have heretofore been delivered to Purchaser.

             (S)9.13. To the extent available, a temporary or permanent certificate of occupancy, or other evidence from the municipality that the Property can be used for its intended purpose.

             (S)9.14. Notice to the residual value insurer duly executed by Seller.

             (S)9.15. Originals (or if originals are not available, copies) of the documents listed on Schedule 1.
                        ----------

             (S)9.16. The documents required to be delivered by the Transferor (as defined in the Indenture) pursuant to the Indenture in connection with the transfer of the Seller's Interest.

             (S)9.17. Such other documents as may be required by this Contract, and such documents as are reasonably required by the Title Company.

Section 10.  Purchaser's Closing Obligations
             -------------------------------

             Purchaser shall deliver the following on or before the Closing
Date:

             (S)10.01. The unpaid portion of the Purchase Price, as specified in
Section 2.01.

             (S)10.02. A duly executed closing statement.

             (S)10.03. Four (4) originals of the Assignment and Assumption of Interest Agreement in the form required by the Indenture executed by Purchaser assuming Seller's Interest.

             (S)10.04. Four (4) originals of the original Assignment and Assumption of Asset Management Agreement executed by Purchaser in the form set forth in Exhibit B annexed hereto..
         ---------

             (S)10.05. Appointment of Independent Manager.

             (S)10.06.  Appointment of Manger.

             (S)10.07. The financial and other information and documents as required pursuant to the Indenture in connection with the transfer of Seller's Interest.
             (S)10.08. Certified resolution of Purchaser approving the transaction.
             (S)10.09. A Separateness Agreement between the Purchaser and the LLC in form provided to Purchaser during the Study Period.

             (S)10.10. Such other documents as may be required by this Contract.

Section 11.  Apportionments and Other Payments
             ---------------------------------

             (S)11.01. The parties hereto have expressly agreed that there shall be no prorations hereunder, including no prorations of rent under the Lease or the interest under the Loan, except the parties shall prorate the annual fee set forth in the Asset Management Agreement.

             (S)11.02. Each party shall pay its own legal fees incidental to the execution of this Contract and the consummation of the transaction contemplated hereby. Purchaser shall pay all costs in connection with (i) its due diligence review of the Property, and (ii) its own legal fees, costs and expenses, including opinion letters with respect to Purchaser, if any, required pursuant to the Indenture and/or the Rating Agencies. Seller shall pay: (i) all costs in connection with delivering the existing title policy (or the Title Company's irrevocable commitment to issue a policy) in the name of the LLC, including the Title Update (hereinafter defined) but excluding the costs of any endorsements (other than title endorsements proposed by Seller to cure any title objection made by Purchaser); (ii) the costs of delivering the existing environmental report together with a reliance letter in favor of Purchaser;
(iii) the costs of the assumption of the Loan and obtaining any Rating Agency Confirmation, but excluding the costs of any legal opinions with respect to Purchaser; (iv) all escrow fees; (v) its own legal fees, costs and expenses; and
(vi) the costs of opinion letters with respect to Seller, if any, required pursuant to the Indenture and/or the Rating Agencies.

             (S)11.03. The provisions of this Section 11 shall survive the Closing.

Section 12.  Termination and Remedies
             ------------------------

             (S)12.01. In the event that any of Seller's representations or warranties contained herein are untrue in any material respect or if Seller shall have failed to have performed any of the covenants and/or agreements contained herein which are to be performed by Seller, or if any of the conditions precedent to Purchaser's obligation to consummate the transactions contemplated hereby shall have failed to occur, Purchaser may, at its option (i) provided Seller has failed to cure the aforesaid within twenty (20) days after written notice from Purchaser, terminate this Contract by giving written notice of termination to Seller, or (ii) provided the conditions precedent set forth in
Section 8.02 have been satisfied, close the transaction described in the Contract without any abatement of the Purchase Price, in which event Purchaser shall be deemed to have waived any rights it may have had on account of such untruth, failure to perform or failure to occur. In the event Seller is in willful default under this Contract, Purchaser may, at its option, pursue any remedies available in law or equity or seek to enforce specific performance of this Contract. Seller shall not be deemed in willful default under this Contract in the event it is unable (in contradistinction to unwilling) to fulfill any of its representations, warranties, covenants or agreements herein for reasons beyond the reasonable control of Seller.

             (S)12.02. Purchaser and Seller agree that in the event of a default or breach of this Contract by Purchaser, Seller will be damaged and will be entitled to compensation for these damages, but that such damages will be extremely difficult and impractical to ascertain for the following reasons: (a) the damages to which Seller would be entitled in a court of law will be based on the difference between the actual value of the Seller's Interest on the Closing Date and the Purchase Price for Seller's Interest as set forth in this Contract, and proof of the amount of these damages will be based on opinions of value of the Seller's Interest, which can vary in significant amounts; and (b) it is impossible to predict as of the Closing Date. In addition, both Purchaser and Seller wish to avoid the cost and lengthy delays which would result if Seller filed a lawsuit to collect damages for breach of this Contract. Finally,

Purchaser desires to limit the amount of damages for which Purchaser might be liable to Seller should Purchaser breach this Contract. Therefore, Purchaser and Seller hereby agree that the Downpayment shall be deemed to constitute a reasonable estimate of the Seller's damages. It is agreed that Seller's sole and exclusive remedy in the event of such default shall be retention of said amount as liquidated damages. Seller hereby waives any rights to specific performance or damages other than as set forth herein.

Section 13.  Broker
             ------

             (S)13.01. Seller and Purchaser represent and warrant to each other that neither it nor any of its officers, directors or employees, nor in the case of the Seller, the LLC, has dealt with any broker or finder or otherwise incurred any liability for any brokerage fee, commission or finder's fee in connection with this transaction other than Net Lease Capital Advisors, Inc. (the "Broker"), who shall be paid by Seller and Purchaser pursuant to separate written agreements. Each party hereby indemnifies and agrees to save the other harmless of and from all loss, cost, liability and expense, including reasonable attorney's fees, arising out of its breach of the representations, warranties and agreements contained in this Section 13.01. The provisions of this Section
13.01 shall survive the Closing or, if the Closing does not occur for any reason, shall survive the termination of this Contract.

Section 14.  Notices
             -------

             (S)14.01. All notices required or desired to be given under this Contract shall be in writing and shall be sent by (i) Federal Express or other national overnight courier which provides evidence of delivery, or (ii) by facsimile transmission, in each case addressed to the other party at its address set forth on page 1 of this Contract or at such other addresses as shall be designated by Seller or Purchaser by notice given in the manner herein provided. Any notice executed by Goldfarb & Fleece, 345 Park Avenue, New York, New York 10154, attorneys for Seller, shall have the same force and effect as though signed by Seller. Any notice executed by Gibson, Dunn & Crutcher LLP, 333 South Grand Avenue, Los Angeles, California 90071, shall have the same force and effect as though signed by Purchaser. Any notice shall be deemed given on the date of such mailing or confirmation of facsimile transmission.

Copies of all notices to Seller shall be sent in the manner provided herein to:

                               Goldfarb & Fleece
                                345 Park Avenue
                           New York, New York 10154
                            Fax No. (212) 751-3738
                          Attn: Kamran Moattar, Esq.

Copies of all notices to Purchaser shall be sent in the manner provided herein to:

                          Gibson, Dunn & Crutcher LLP
                            333 South Grand Avenue
                         Los Angeles, California 90071
                            Fax No. (213) 229-7520
                       Attn: Kristine R. Robertson, Esq.

Section 15.  Study Period
             ------------

             (S)15.01. Notwithstanding anything herein to the contrary, Purchaser shall have a period (the "Study Period"), to expire at 5:00 p.m. P.D.T. on the date that is fifteen (15) days after the date hereof to conduct a due diligence review of the Property, including, without limitation, the fully executed copy of the Lease, the physical condition of the Property, Seller's current "as-built" survey, the state of title to the Property, and all documentation pertaining to the LLC and the Loan. Seller hereby agrees to allow, and to request of Tenant to allow Purchaser be granted the right of entry to the Land and Building for purposes of such due diligence review, subject to the rights of Tenant. Purchaser shall have the absolute right, by written notice to Seller, to cancel this Contract for any reason whatsoever on or prior to the expiration of the Study Period and receive a full refund of the Downpayment. Time is of the essence with respect to Purchaser's cancellation option under this Section 15.01. Except as otherwise provided in Sections 7.01, 7.02, 12.01 and 15.02, Purchaser's right to cancel this Contract under the provisions of this Section 15.01. shall terminate upon the expiration of the Study Period, and any such notice given after the expiration of the Study Period shall have no force and effect.

          (S)15.02. Purchaser acknowledges that it is in receipt of the LLC's title policy, or the Title Company's marked title commitment, with underlying documents and a survey of the Property. The exceptions and facts contained in the title policy or commitment, as aforesaid, and the survey are hereby deemed the "Permitted Exceptions". Seller shall cause to be delivered to Purchaser, at Seller's cost and expense, an update to the Title Policy (the "Title Update"). In the event Purchaser objects to any exceptions to the title of the Property which are not Permitted Exceptions, Seller shall have, until the Closing Date, using its reasonable efforts to clear all such exceptions. In the event Seller is unable or unwilling to clear any exceptions which are not Permitted Exceptions by the Closing Date, Purchaser may, at its option, elect to (i) terminate this Contract and receive the Downpayment (together with all interest earned thereon) or (ii) waive such objection and proceed to close the acquisition of the Seller's Interest without any abatement or reduction in the Purchase Price.

          (S)15.03. (a) By the expiration of the Study Period, Purchaser shall have thoroughly inspected or waived its right to inspect the Property, such inspections to include, but are not limited to, inspections for (i) structural, mechanical and other defects or deficiencies, (ii) infestation by termites or other insects, (iii) asbestos, toxic and hazardous wastes, (iv) underground storage tanks, and (v) compliance with the certificate of occupancy, all applicable zoning requirements and other laws, statutes, rules and regulations imposed by any relevant government authority having jurisdiction over the Property. Accordingly, but subject to the express representations and warranties of Seller set forth in this Contract, Purchaser agrees to take Seller's Interest in the Property, and is accepting the Property "as is" in its present condition as of the date of the expiration of the Study Period, and subject to reasonable use, wear and tear and natural deterioration between the date of this Contract and the Closing Date.

                     (b) By the expiration of the Study Period, Purchaser will have made such examination of the Property, the operation, income, and expenses thereof and all other matters affecting or relating to this transaction as Purchaser deems necessary. In entering into the Contract, Purchaser has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by Seller or any agent, employee or other representative of Seller or by any broker or any other person representing or purporting to represent Seller, which are not expressly set forth in this Contract, whether or not any such representations, warranties, or statements were made in writing or orally.

             (S)15.04. Purchaser shall indemnify and hold Seller harmless from all liabilities, claims, damages, liens, costs and expenses (including, but not limited to, reasonable counsel fees and disbursements) in connection with any entry onto the Property in connection with its due diligence review. The provisions of this Section 15.04 shall survive the Closing or the termination of this Contract.

Section 16.  Cancellation of Contract
             ------------------------

             (S)16.01. In the event this Contract is canceled or terminated pursuant to the provisions of Paragraphs 7.01, 7.02 , 12.01, 15.01,or 15.02 hereof, the parties hereto shall be relieved of all further obligations and liabilities other than any arising under Section 13.01 or 15.04 hereof. Upon such cancellation or termination, Purchaser shall immediately deliver to Seller all documentation that Seller has provided Purchaser for Purchaser's due diligence including, without limitation, the "as built" survey for the improvements to the Property.

Section 17.  Miscellaneous
             -------------

             (S)17.01. This Contract may be executed in any number of counterparts which together shall constitute the agreement of the parties. The Section headings herein contained are for purposes of identification only and shall not be considered in construing this Contract.

          (S)17.02. Purchaser may not assign this Contract or the rights and obligations hereunder without the consent of the Seller, except that Purchaser may assign this Contract to an intermediary in connection with the Exchange (hereinafter defined).

          (S)17.03. This Contract embodies and constitutes the entire understanding between the parties with respect to the transaction contemplated herein, and all prior agreements, understandings, representations and statements, oral or written, are merged into this Contract. Neither this Contract nor any provisions hereof may be waived, modified, amended, discharged or terminated except by an instrument signed by the party against whom the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.

          (S)17.04. This Contract and the terms and provisions hereof shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, personal representatives, successors and permitted assigns.

          (S)17.05. In the event any portion of this Contract shall be declared by any court of competent jurisdiction to be invalid, illegal or unenforceable, such portion shall be deemed severed from this Contract and the remaining parts hereof shall remain in full force and effect, as fully as though such invalid, illegal or unenforceable portion had never been part of this Contract.

          (S)17.06. The parties agree that this Contract shall be governed by the laws of the Commonwealth of Massachusetts.

          (S)17.07. If either party commences an action against the other to interpret or enforce any of the terms of this Contract or because of the breach by the other party of any of the terms hereof, the losing party shall pay to the prevailing party's reasonable attorneys'

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

fees, costs and expenses and court costs and other costs incurred in connection with the prosecution or defense of such action.

          (S)17.08. Seller acknowledges that Purchaser may acquire Seller's Interest in connection with an Internal Revenue Code Section 1031 Tax-Deferred Exchange (the "Exchange"). Seller shall cooperate with Purchaser to accomplish such Exchange and the closing of the transaction contemplated by this Contract, including to the extent necessary or appropriate, acknowledging notice of the assignment of this Contract by Purchaser to the Intermediary, provided that any such cooperation or assignment imposes no obligations, liabilities or costs on Seller. Purchaser has relied on tax advice from its attorneys relative to the Exchange and Seller makes no representations with respect thereto. Purchaser shall indemnify and hold Seller harmless from any liability, damage, cost, and expense, including reasonable attorney's fees, which may occur as a result of Seller's participation in the Exchange.

Section 18.  Covenants
             ---------
     (S)18.01. From and after the date of this Contract, until the earlier of the termination of this Contract or the Closing, Seller agrees with Purchaser as follows:

     (a) Seller shall cause the LLC to conduct the business of the Property in the ordinary course, consistent with past practice, and shall not amend, modify or terminate any material agreements or other material instruments relating to the LLC or the Property which agreements or instruments will remain an obligation with respect to the LLC or the Property on or after Closing.

     (b) Unless required pursuant to the Indenture, Lease or any Permitted Exception, Seller shall not consent to any encumbrance, lien, deed of trust or similar financial lien to be placed against the Property, whether or not recorded, without the prior written consent of Purchaser.

     (c) Unless required pursuant to the Indenture, Lease or any Permitted Exception, without Purchaser's prior written consent, Seller shall not permit the LLC to enter into or

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

consent to any new lease, sublease or occupancy agreement with respect to the Property or modify, terminate or extend, or grant any consent or waiver under, the Lease.

     (d) Without Purchaser's prior written consent, Seller shall not permit the LLC to modify or amend in any manner any of the agreements or documents pertaining to the Loan.

     (e) Seller shall and shall cause the LLC and the Asset Manager (as defined in the Asset Management Agreement) to cooperate with Purchaser's inspections and investigations of the Property (subject to the rights of the Tenant). Seller shall instruct its agents, employees and representatives to promptly respond to any inquiry which Purchaser may make from time to time with respect to the materials provided by Seller to Purchaser. Seller shall continue to cooperate (at no cost or expense to Seller) with Purchaser following the Closing with respect to any inquiries made by Purchaser regarding the Property or the LLC.

[SIGNATURE PAGE FOLLOWS]

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

          IN WITNESS WHEREOF, the parties have hereunto executed this Contract as of the date first above written.



                    PURCHASER:

                    SANTA FE HOTEL, INC., a Nevada corporation


                    By: /s/ Thomas K. Land
                       ---------------------
                        Name:  Thomas K. Land
                        Title: President


                    SELLER:

                    S-BNK #2 INVESTORS, L.P.,
                    a Texas limited partnership


                    By:  CCP Investors GP, Inc.,
                         a Texas corporation, as general partner


                         By:  /s/ M. Scott Kipp
                            --------------------
                              Name:  M. Scott Kipp
                              Title:  Vice President

SCHEDULE 1
----------

                            Assets and Liabilities
                            ----------------------

1.   Lease between S-BNK Dorchester Operations, LLC and Sovereign Bank; and
2. Letter Agreement between S-BNK Dorchester Operations, LLC and Sovereign Bank dated as of September 11, 2000.
3. Sub-Lease between Sovereign Bank and Fleet National Bank dated as of March 24, 2000.
4. Loan in the original principal amount of $76,945,326 by First Security Bank, National Association, as Indenture Trustee to S-BNK Dorchester Operations, LLC, as Borrower, as evidenced by the A-1 and A-2 secured notes issued by the LLC and secured by the Mortgage and Assignment of Leases ad Rents pursuant to the terms of the Indenture;
5.   Trustee Fee Letter by First Security Bank addressed to Sovereign Bank;
6. Any franchise taxes or other fees and taxes payable to the Commonwealth of Massachusetts;
7.   Any fees payable to CT Corporation;
8.   Any fees payable to Delaware Corporate Services;
9. Any franchise taxes or other fees and taxes payable to the State of Delaware;
10. Asset Management Agreement among S-BNK Asset Management, Inc., S-BNK Dorchester Operations, LLC, and S-BNK Investors #2, L.P.; and
11. Exceptions and facts contained in Title Policy No. C2416 and the survey prepared by Charles T. Camp, last revised June 9, 2000.

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